Reinstatement and Amendment of Bunker Hill Mining Lease and Option to Purchase dated August 17, 2017

Comes now Bunker Hill Mining Company Inc. and American Zinc Corp., a subsidiary of Bunker Hill Mining Company, collectively "Bunker", and Placer Mining Corp. ("Placer"), hereinafter the "Parties".

The Parties entered into a Lease and Option to Purchase Agreement dated August 17, 2017, hereinafter the "LOP Agreement". The LOP Agreement was then amended in November, 2017 and is hereinafter referred to as the "LOP Amendment" and collectively hereinafter as the "Agreements". Bunker was defaulted out of the Agreements on Friday, October 12, 2018 for failure to make required lease and maintenance payments owed. Bunker, through third parties, made two payments of $15,000 each during October, 2018. One payment was received by Placer on Monday, October 15, 2018 and the second on Wednesday, October 17, 2018. BHM agrees that any dispute that should arise over the third party monies is the responsibility of BHM.

The Parties now wish to reinstate the Agreements and to Amend such agreements to provide as follows:

1) The LOP Amendment provided for a monthly $100,000.00 payment to Placer for payment to crews and to be known as the "BH Maintenance Crew". Due to financial constrictions of Bunker, the parties agree that for the period beginning October 1, 2018 and ending on October 31, 2019 this payment shall be reduced to $60,000 per month. This payment shall be paid monthly by the first day of each month, notwithstanding, the first payment of $60,000 shall be made by November 2, 2018. Beginning November 1, 2019 the maintenance payment shall return to $100,000 unless further amended by the parties.
2) The LOP Amendment also provided for a monthly $100,000.00 lease payment to Placer. Due to financial constrictions of Bunker the parties agree that for the lease period beginning October 1, 2018 and ending on October 31, 2019 this payment shall be suspended. Beginning November 1, 2019 the lease payment shall return to $100,000 unless further amended by the parties.
3) The Parties agree that pursuant to the above amendments, there is a shortfall amount of $30,000 for the month of October, 2018 which shall be made up by November 2, 2018.
4) The above changes in payment structure shall result in a monthly arrears in the amount of $140,000. Over the course of 12 months the total arrears will be $1,680,000. Bunker agrees that this amount shall be added to the first payment upon exercise of the purchase option such that the first purchase payment shall be a total of $5,680,000.
5) If Bunker chooses to extend the lease period for twelve additional months as provided for by the lease agreement, Bunker will pay the bonus provided for of $600,000 and pay thereafter a lease payment of $300,000 quarterly and a monthly maintenance payment of $100,000.
6) The Parties agree that Bunker shall continue to be responsible for the Avista payments in full during the whole of the lease term (estimated at approximately $12,000 per month).
7) The Parties agree that Bunker shall continue to pay the Silver Valley Mine Rescue payment during the whole of the lease term.
8) Placer understands that BHM undertook a reduction in work force effective October 1, 2018. Placer agrees that all maintenance requirements as required by the lease shall after October 1, 2018 be the responsibility of Placer. It is agreed that Placer crews on-site and for the foreseeable future shall perform all activities required for the care and maintenance as outlined in the LOP Agreement and LOP Amendment. Placer agrees to check on and maintain the water re-charge

system which has been setup at Milo Gulch Russell/Reed Tunnels in the interim. In the event of a further cave-in or other unsafe condition in the Kellogg Tunnel or elsewhere, the Parties agree to address those issues as they arise on a case-by-case basis for the appropriate response and action. Any resulting repair costs shall be the responsibility of BHM.

9) Bunker personnel and prospective mine contractors who shall have access to the mine site shall be provided in a list to Placer no later than November 2, 2018. Any parties that Placer desires to exclude from the mine site shall be made known to Bunker no later than November 2, 2018. Placer agrees that from time to time additional parties may visit the site for due diligence or other matters. Placer will be informed of any such parties at least five days in advance of arrivals.

10) For clarity Bunker hereby agrees to make the following payments as delineated below over the next three months:
    a. No later than November 6, 2018, a payment of $70,000 to Placer as a make-up payment for the month of October, 2018 and the monthly payment that was due on November 1, 2018 care and maintenance payment;
    b. No later than November 16, 2018, a payment of $60,000 to Placer toward the monthly care and maintenance payments due for December, 2018;
    c. No later than January 1, 2019, a payment of $60,000 to Placer toward the monthly care and maintenance payments, and continuing thereafter monthly until the end of the primary term of the lease on October 31, 2019;
    d. Any outstanding Avista bills shall be paid by November 16, 2018 and thereafter paid as they come due;
    e. Mine Rescue payments shall be paid as they come due.

11) All other terms of the LOP Agreement and the LOP Amendment that are not adjusted by the changes above remain in place.

12) Placer guarantees to BHM that they will be granted a six (6) month extension on the terms of this lease if BHM can show significant progress on the intended drill program represented by the intended 43101 ore reserves.

13) The LOP Agreement, LOP Amendment, and amending terms stated above shall be effective and LOP Agreement and LOP Amendment reinstated as of November 6, 2018 upon the receipt of the sum of $70,000.

Signed,

[redacted]

John Ryan
CEO, Bunker Hill Mining Corp.
CEO, American Zinc Corp.

Date: Nov. 6, 2018

Signed,

[redacted]

Bobby Hopper, President
Placer Mining Corp.

Date: